Verde Resources Inc. Launches VerdePlus to Redefine Infrastructure

PR Newswire

ST. LOUIS, Oct. 17, 2024

ST. LOUIS, Oct. 17, 2024 /PRNewswire/ -- Verde Resources Inc. (OTCQB: VRDR) is excited to announce a significant advancement: following the successful installation at the National Center for Asphalt Technology (NCAT) Test Track, Verde has established VerdePlus Inc., a new subsidiary in partnership with Nature Plus Inc. (NPI).

VERDE

#TransitionToZero

Verde collaborated with NPI to successfully integrate its innovative stabilization enzyme, TerraZyme, into the subgrade and base layers of its cross-section at NCAT, marking the first ever application of its kind. TerraZyme eliminates the need for stabilizing lime in A-6 clay subgrades and cuts Portland cement usage by over 60% compared to traditional methods. This innovation slashes the carbon footprint, enhances soil stabilization and moisture

resistance, delivers at least 30% cost savings in construction, and reduces the expenses associated with sourcing and transporting traditional road materials.

"VerdePlus strengthens our commitment to sustainable infrastructure," said Jack Wong, CEO of Verde Resources. "This partnership will drive innovative green solutions into materials."

NPI will inject its intellectual property of TerraZyme into VerdePlus, a joint subsidiary majority-held by Verde. VerdePlus will leverage the combined expertise of both companies to scale innovations in low-carbon building materials, including road construction and concrete.

"We are very pleased to formalize this alliance with Verde," said Jon Sedgwick, CEO of NPI. "Our successful NCAT Test Track collaboration highlights the value of innovating for sustainability, and we look forward to expanding TerraZyme's impact within the Net Zero construction space."

The successful Test Track installation has enabled Verde and its partners to begin quantifying significant environmental footprint reductions and working towards generating Carbon Avoidance Credits using advanced methodologies, all while ensuring integrity and transparency to prevent greenwashing.

About Verde Resources Inc.
Verde is at the forefront of establishing the world's first Net Zero road construction blueprint, certified at the highest level. Through advanced solutions and strategic partnerships, Verde is committed to driving positive change in the industry and contributing to a more sustainable future.

About NPI
NPI is a developer and manufacturer of specialized enzyme products with a strong focus on sustainable infrastructure and innovative solutions that enhance environmental responsibility and economic efficiency.

About VerdePlus Inc.
VerdePlus, a joint venture of Verde Resources Inc. and NPI, is committed to advancing low-carbon construction technologies. Its mission is to drive Net Zero initiatives with practical, cost-effective solutions that cut GHG in the infrastructure sector.

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SOURCE Verde Resources Inc.